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                                                                    Exhibit 23.2


                          INDEPENDENT AUDITORS' CONSENT


         We consent to the use of our report dated December 8, 2003 on the financial statements of Globix Corporation and Subsidiaries as of September 30, 2003 and for the year ended September 30, 2003, which is included in this S-1 Registration of Globix Corporation and Subsidiaries.



/s/ Amper, Politziner & Mattia PC

March 22, 2004
Edison, New Jersey